Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Greg M. Burnett	January 21, 2005
Chief Financial Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ACQUIRES LAND ON PEACHTREE DUNWOODY ROAD

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announced today the purchase of 9.84 acres located on Peachtree Dunwoody Road across the street from MARTA’s North Springs rail station in the affluent Perimeter Center submarket of Atlanta. The property was acquired for $15,700,000 from Roberts Properties Peachtree Dunwoody, LLC, which is owned and controlled by Mr. Charles S. Roberts, the CEO of Roberts Realty. Roberts Properties Peachtree Dunwoody, LLC purchased the property in 1999, then spent two years rezoning it and a year successfully defending a homeowners’ lawsuit against Fulton County that challenged the rezoning.

The property is zoned for a mixed-use development of 120 condominium units, 236 apartment units, 210,000 square feet of office space and 56,000 square feet of retail space. Mr. Charles S. Roberts, the company’s founder and CEO, stated: “We plan to develop the apartments and condominiums ourselves and involve a joint-venture partner to develop the office and retail space.”

The Perimeter Center submarket is one of the most dynamic office, retail and housing submarkets in the southeastern United States. It is Atlanta’s largest employment center outside of downtown and is comprised of more than 27 million square feet of office space. The area currently has over 100,000 jobs and is projected to have over 180,000 jobs in the next 20 years. Mr. Roberts added: “Since the sale of our Preston Oaks apartment community, which was our best performing property for many years, we have been eager to re-enter the Perimeter Center area. With over 70,000 people living within three miles of the property and shopping anchored by the prestigious Perimeter Center Mall, this is an exceptional in-fill development opportunity.”

Mr. Roberts concluded: “This is our third outstanding acquisition which redeploys the proceeds from the sale of St. Andrews at the Polo Club, located in Palm Beach, Florida, into new development assets as part of a Section 1031 tax-deferred exchange. Combined with our land on Northridge Parkway, the company now has investments in land with entitlements for 748 apartment units and 229 condominium units.”

Roberts Realty Investors, Inc. invests in multi-family residential, office and retail properties in Atlanta, Charlotte and Palm Beach as a self-administered, self-managed equity real estate investment trust.

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the company may not be able to accomplish its plans to develop apartments and condominiums on the property and involve a joint-venture partner to develop the office and retail space. Such a failure might result from: market and economic conditions being unfavorable for the development of residential, office or retail space; increased competition; construction risks; and the lack of construction and permanent debt financing, or the availability of such financing on unfavorable terms, as and when such financing is required. For more information about other risks and uncertainties the company faces, please see the section in the company’s most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.